Exhibit 99.1

First Citizens Banc Corp Announces

Successful Completion of its Offering of Depositary Shares

Sandusky, Ohio – December 19, 2013 (PRNEWSWIRE). First Citizens Banc Corp (NASDAQ: FCZA) (the “Company”) announced today the successful completion of its public offering of 1,000,000 depositary shares, each representing a 1/40th ownership interest in a 6.50% Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, of the Company with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share). The Company sold the maximum of 1,000,000 depositary shares in the offering, resulting in gross proceeds to the Company of $25,000,000.

The Company plans to use the net proceeds of the sale of the depositary shares to redeem all of its outstanding Fixed Rate Cumulative Perpetual Preferred Shares, Series A (the “Series A Preferred Shares”), which the Company originally issued and sold to the U.S. Treasury on January 23, 2009 in conjunction with its participation in the Treasury’s Capital Purchase Program. The Company has applied to the Board of Governors of the Federal Reserve System for approval of the redemption of the Series A Preferred Shares. Upon receipt of approval from the Federal Reserve, the Company intends to complete the redemption of the Series A Preferred Shares during the first quarter of 2014 and prior to the increase in the dividend rate on the Series A Preferred Shares from 5% to 9% per annum beginning on February 14, 2014.

The depositary shares have been approved for listing on the NASDAQ Capital Market under the symbol “FCZAP” and are expected to be available for trading on Friday, December 20, 2013.

James O. Miller, President and CEO commented, “The successful completion of this offering allows us to begin focusing on other initiatives including our core business of banking. I am pleased with the level of local involvement we were able to generate for this offering.”

Keefe, Bruyette & Woods, Inc. served as the Company’s placement agent for the offering.

First Citizens Banc Corp is a $1.1 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, The Citizens Banking Company, operates 28 locations in Central and North Central Ohio.

First Citizens Banc Corp may be accessed at www.fcza.com. The Company’s common shares are traded on the Nasdaq Capital Market under the symbol “FCZA”.